AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 7, 2002
                                              REGISTRATION NO. _______________

==============================================================================


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             Form S-8

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  DataLogic International, Inc.
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      (Exact name of Registrant as specified in its charter)

     Delaware                                                   33-755473
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 (State or other jurisdiction of                              (IRS Employer
  incorporation or organization)                          Identification No.)


  12966 Euclid Street, Suite 450 Garden Grove, California 92840
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   (Address of Principal Executive Offices, including ZIP Code)


          Consulting Agreement with Michael Della Donna
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                     (Full title of the plan)


Nigel Kaiyanni, 12966 Euclid Street, Suite 450, Garden Grove, California 92840
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              (Name and address of agent for service)


                         (714) 530-6005
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  (Telephone number, including area code, of agent for service)





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

                 CALCULATION OF REGISTRATION FEE

                                                        Proposed
                                       Proposed         Maximum
                     Amount of         Maximum          Aggregate  Amount of
Title of Securities  Shares            Offering         Offering   Registra-
to be Registered     to be Registered  Price Per Share  Price(1)   tion Fee
-------------------  ----------------  ---------------  ---------  ----------


$.001 par value         1,000,000         $0.06(1)       $ 60,000  $ 5.52
common stock

TOTALS                  1,000,000                        $ 60,000  $ 5.52


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of March 5, 2002, a date within five business days prior to the filing of this registration statement.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price at which the options may be exercised.





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

                            PROSPECTUS

                  DataLogic International, Inc.

                 1,000,000 Shares of Common Stock

     This prospectus relates to the offer and sale by DataLogic International, Inc., a Delaware corporation ("DataLogic"), of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to certain consulting agreements. Pursuant to the consulting agreements, in payment for services rendered, DataLogic is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants, 1,000,000 shares of common stock.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of DataLogic within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. DataLogic is registering no shares hereunder for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of DataLogic or anyone of its subsidiaries. An "affiliate" of DataLogic is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of DataLogic in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "DLGI."

       These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission
       Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.


           The date of this prospectus is March 5, 2002




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

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by DataLogic with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: DataLogic International, Inc., 12966 Euclid Street, Suite 450, Garden Grove, CA 92840. DataLogic's telephone number is (714) 530-6005.

     DataLogic is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by DataLogic under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by DataLogic. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

    Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of DataLogic since the date hereof.



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

                        TABLE OF CONTENTS


Information Required in the Section 10(a) Prospectus......................6

Item 1.  The Plan Information.............................................6

Item 2.  Registrant Information and Employee Plan Annual Information......6

Information Required in the Registration Statement........................6

Item 3.  Incorporation of Documents by Reference..........................6

Item 4.  Description of Securities........................................7

Item 5.  Interests of Named Experts and Counsel...........................7

Item 6.  Indemnification of Officers, Directors, Employees and
         Agents; Insurance................................................7

Item 7.  Exemption from Registration Claimed.............................10

Item 8.  Exhibits........................................................11

Item 9.  Undertakings....................................................11

Signatures ..............................................................13

Exhibit Index ...........................................................14


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

                              PART 1

            INFORMATION REQUIRED IN THE SECTION 10(a)

                            PROSPECTUS

Item 1.     The Plan Information.

     Not applicable.

Item 2.     Registrant Information and Employee Plan Annual Information.

     Not applicable.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by DataLogic International, Inc., a Delaware corporation previously named TopClick International, Inc. (the "Company"), are incorporated herein by reference:

           (a) The Company's Current Report on Form 8-K, as filed with the Commission on September 18, 2001;

           (b) The Company's latest Annual Report on Form 10-KSB for the year ended June 30, 2001, filed with the Securities and Exchange Commission on October 1, 2001;

           (c) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended June 30, 2001;

           (d) The Company's Registration Statement on Form SB-2/A-3 filed with the Commission on December 30, 1999, SEC File No. 333-82483;

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


           (e) A description of the Company's Common Stock, which is contained in the Form SB-2/A-3 Registration Statement filed by the Company with the Commission on December 30, 1999, as amended through the date hereof; and

           (f) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or the Company's "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 6.  Indemnification of Officers, Directors, Employees and Agents;
         Insurance.

     Section 145 of the Delaware General Corporation Law specifies as follows:

           (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best

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

interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

           (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

           (d) Any indemnification under subsections (a) and (b) in this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even

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

though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

           (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

           (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

           (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, or trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

           (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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

           (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to and employee benefit plan, its participant or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

           (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

           (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Company's Certificate of Incorporation also provides as follows:

     SEVENTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide as follows with respect to indemnification and insurance:

     Section 17. Indemnification of Directors, Officers, Employees and Agents. The Corporation shall indemnify each director, officer, employee and

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

     agent of the Corporation, as amended by the provisions of Section 145 of the Delaware General Corporation Law, as set forth in Article VI of these Bylaws.

     The Company has not currently made any arrangements regarding directors and officers insurance, but may do so in the future.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

           (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.    Title
-----------    --------------------------------------------------------------
5.1            Legal opinion of Corey Rinker, Esq., PLLC
10.1           Consulting Agreement with Michael Della Donna
23.1           Consent of Corey Rinker, Esq., PLLC (included in the opinion filed as Exhibit 5.1 hereto).
23.2           Consent of Kabani & Company, Inc.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

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

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

     (iii)include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Garden Grove, State of California, on February 24, 2002.

                                  DATALOGIC INTERNATIONAL, INC.
                                  (Registrant)


                                  /s/ Derek Nguyen
                                  Derek Nguyen,
                                  Director and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                         Title                      Date
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/s/ Derek Nguyen       President & Director                 March 5, 2002
Derek Nguyen,

/s/ Khanh D. Nguyen    Chief Financial Officer & Director   March 5, 2002
Khanh D. Nguyen,

/s/ Nigel Kaiyanni     Chief Operating Officer,             March 5, 2002
Nigel Kaiyanni         Secretary, Director





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

                        INDEX TO EXHIBITS

Exhibit No.    Title

5.1            Legal opinion of Corey Rinker, Esq., PLLC

10.1           Consulting Agreement with Michael Della Donna

23.1 Consent of Corey Rinker, Esq., PLLC (included in the opinion filed as Exhibit 5.1 hereto).

23.2           Consent of Kabani & Company, Inc.





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